                                   AGREEMENT

This Agreement entered into on 5-8-98, between DOUGLAS E. MACKLIN herein after referred to as "Seller", and PAYDAY CHECK ADVANCE, INC., hereinafter referred to as "Purchaser." Wherein the "Seller" agrees to sell his rights and interests, past, present, and future, in 1825 Corp. and the business known as Payday Express located at 1825 Sibly Blvd., Calumet City, IL and 1701 North Larkin Ave., Crest Hill, IL and 16009 S. Kedzie, Markam, IL to buyer for the sum of $135,000.00 cash plus a total of 400,000 shares of Vmax stock under the following conditions:

1.)      TERMS

         A.) $10,000.00 payable in cash or certified funds within 30 days of this agreement.
         B.) $125,000.00 in cash or certified funds payable within 90 days of this agreement.
         C.) 400,000 shares of Vmax stock (12 month restricted) issued to Seller at closing.
         D.) Buyer agrees to purchase, at Sellers option and upon demand by Seller, the above reference 400,000 shares after 24 months for a price of $.50 per share.

2.)      CONDUCT OF BUSINESS PENDING CLOSING

         Seller hereby covenants and agrees that between the date of this Agreement and the final closing, Seller will conduct that business only in the ordinary course and refrain from making any purchases or sales of any assets or properties, other than in the ordinary course of business and from mortgaging, pledging, subjecting to lien or otherwise encumbering any of its properties or assets to be sold hereunder. Seller will also refrain from incurring any obligations or liabilities other than those that are usual and normal in the ordinary course of business. It is agreed by both parties that the closing shall take place within 90 days of the signing of this agreement or as extended or reduced by mutual consent and will occur at the offices of Sonoma Holding Corporation, 33 West Higgins Road, South Barrington, IL, 60010 at 10:30 a.m.

3.)      INDEMNIFICATION OF PARTIES

         The Purchase and Seller hereby agree that in the event of a breach of any covenant or representation made herein, failure of any warranty contained herein or any act of omission causing material harm to the other, that the party at fault shall indemnify, defend and hold the other party harmless from and against all liability, claims, demands, costs, and expenses including reasonable attorney's fees which may arise out of or in connection with said breach, failure, act or omission. The indemnitee shall have the right to settle or compromise any claim or demand made against it with the prior written consent of the other party, and thereafter to look to the other party or reimbursement and indemnification as herein provided. If the party charged with fault shall fail to consent to any proposed settlement or compromise of any claim by the indemnitee, then the party charged shall be required to 1) deposit in escrow the sum sufficient to pay the full amount of said claim plus the expected costs of defense of same; or 2) tender and provide defense of said claim, and failing to follow either course, the indemnitee shall be free to settle or compromise said claim without consent of the party charged with fault and to thereafter look to that party for reimbursement and indemnification as herein provided; or 3) the Buyer shall fully indemnify, save and hold harmless, the Seller from and against any and all loss, cost, liability, claims expenses, and damages, including reasonable attorney's fees in connection with such persons guarantees relating to 1825 Corp. and or Payday Express and fully disclosed by Seller prior to the execution of this agreement. (See attached)

4.)      REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants that the following are or shall be true and correct on the date of this Agreement and shall survive the closing hereunder:

         A.) The Seller represents and warrants that there are no suits, judgments, bankruptcies, executions, injunctions, court orders or liens of any kind that would affect Seller's title to this business or the assets being transferred.

         B.) This Agreement and the performance of its terms by Seller will not conflict with, result in the breach of the terms and conditions of or constitute a default under any contract or agreement to which Seller may be a party.

         C.) The Seller is the sole owner of 200 shares of 1825 Corp. representing 20% interest. Seller agrees to endorse and assign those shares to Buyer upon closing.

         D.) Upon closing, Seller agrees to resign any position as officer and or director of 1825 Corp.

5.)      COVENANT NOT TO COMPETE

         By separate agreement and tendered at closing.

6.)      MUTUAL RELEASE
         By separate agreement and tendered at closing.

7.)      OBLIGATIONS OF PARTIES

         All Agreements, conditions, covenants, and undertakings contained shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, heirs, executors, administrators, successors and assigns, as though in all cases named.

8.)      GOVERNING LAW

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois.

9.)      SEVERABILITY

         If any provision of this Agreement shall be properly determined to be void or unenforceable, that provision shall be deemed severed from the balance of the provisions and this Agreement may be enforced, if necessary, as modified by a court of competent jurisdiction. The parties hereto agree that the invalidity of any provision shall not impair the validity of the entire Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 8th day of May, 1998.


SELLER:                                     PURCHASER:
                                            Payday Check Advance, Inc.

  /s/ Douglas E. Macklin                     /s/ Frank Contaldo
---------------------------                 ---------------------------
Douglas E. Macklin                          By Its CEO

                  DEMAND FOR INSPECTION OF BOOKS AND RECORDS

     To: 1825 Corp.

     I, the undersigned, a stockholder of record, hereby demand that I be permitted to examine the books and records of the Corporation at a reasonable place and time to be designated by the Corporation in writing. In particular, I desire to examine and make copies of the By-Laws of the Corporation, including all amendments thereto, a List of Stockholders, including their addresses and the number of shares held by each, the Stock Transfer Books and Ledgers, all financial ledgers, journals, trial balances, checks, deposits and account information, and all related financial documentation no matter in what form, the Corporate Book(s) or Corporate Minute Book(s) of the Corporation, including all corporate minutes and all charters and articles of incorporation of the Corporation (including all amendments thereto) as well as all applications and certificates of authority to operate with regard to the states of Delaware, Wisconsin, and Illinois.

     This Inspection is for proper purpose(s), including to ascertain the value of my shares of stock in the Corporation, to secure information as to the financial condition of the Corporation, its management and the conduct of its affairs.

     I hereby appoint Mark P. Eissman, Esq., One Northfield Plaza, Suite 350, Northfield, Illinois 60093, and his agent(s), as my agent to conduct the examination on my behalf, and to make extracts and copies from the records of the Corporation so examined.

     A response within 5 days is needed, and should be addressed to Mark P. Eissman, Esq., One Northfield Plaza, Suite 350, Northfield, Illinois 60093. As you are aware, under Illinois law, you are subject to penalties for failure to promptly respond and permit the inspection requested herein. The attached Affidavit is being submitted as part of this document.

     Dated: March 2, 1999                       /s/ Doug Macklin
                                                -------------------------------
                                                    Doug Macklin